Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Weatherford International plc:
We consent to the incorporation by reference in the registration statement on Form S-8 of Weatherford International plc, relating to the Weatherford International plc Employee Stock Purchase Plan, of our reports dated February 16, 2016, with respect to the consolidated balance sheets of Weatherford International plc as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Weatherford International plc.

/s/ KPMG LLP

Houston, Texas
June 17, 2016